PROSPECTUS SUPPLEMENT NO. 2                     FILED PURSUANT TO RULE 424(b)(3)
TO PROSPECTUS DATED MAY 6, 1998                       REGISTRATION NO. 333-51897

                                  $885,500,000

                            NETWORKS ASSOCIATES, INC.
            ZERO COUPON CONVERTIBLE SUBORDINATED DEBENTURES DUE 2018

        This Prospectus Supplement relates to the resale by the holders (the "Selling Securityholders") of Zero Coupon Convertible Subordinated Debentures due 2018 (the "Debentures") of Networks Associates, Inc. (the "Company") and the shares of Common Stock, par value of $.001 per share (the "Common Stock"), of the Company issuable upon the conversion thereof (the "Conversion Shares").

        This Prospectus Supplement should be read in conjunction with the Prospectus dated May 6, 1998, which is to be delivered with this Prospectus Supplement. All capitalized terms used herein but not defined in the Prospectus Supplement shall have the meanings given them in the Prospectus.

        The table below sets forth information as of the date hereof concerning beneficial ownership of the Debentures of the Selling Securityholders therein listed. All information concerning beneficial ownership has been furnished by the Selling Securityholders.


                                    Principal Amount          Percentage of            Number of             Percentage of
                                         of Notes                 Notes            Conversion Shares         Common Stock
Name                                That May Be Sold           Outstanding        That May Be Sold (1)      Outstanding (2)
----                                ----------------           -----------        --------------------      ---------------
Associated Electric & Gas            $   2,000,000                    *                  11,384                    *
Insurance Services Limited

BS Debt Income Fund -                $      20,000                    *                     113                    *
Class A

BT Alex. Brown                       $   8,500,000                    *                  48,382                    *
Incorporated

Calamos Convertible Fund             $   2,400,000                    *                  13,660                    *

Champion International               $   2,100,000                    *                  11,953                    *
Corporation Master
Retirement Trust

Delta Airlines Master Trust          $   3,500,000                    *                  19,922                    *

The Dow Chemical                     $   3,600,000                    *                  20,491                    *
Company Employees'
Retirement Plan

The Fondren Foundation               $     140,000                    *                     796                    *

JP Morgan Securities Inc.            $   8,120,000                    *                  46,219                    *

Kettering Medical Center             $     165,000                    *                     939                    *
Funded Depreciation
Account

Merrill Lynch Pierce                 $  18,000,000                  2.0%                102,456                    *
Fenner & Smith Inc.

                                    Principal Amount          Percentage of            Number of             Percentage of
                                         of Notes                 Notes            Conversion Shares         Common Stock
Name                                That May Be Sold           Outstanding        That May Be Sold (1)      Outstanding (2)
----                                ----------------           -----------        --------------------      ---------------
Morgan Stanley Dean                  $  28,835,000                  3.2%                164,128                    *
Witter

Port Authority of Allegheny          $   2,500,000                    *                  14,230                    *
County Retirement and
Disability Allowance Plan
for the Employees
Represented by Local 85 of
the Amalgamated Transit
Union

RJR Nabisco, Inc. Defined            $   1,500,000                    *                   8,538                    *
Benefit Master Trust

Societe Generale Securities          $   1,000,000                    *                   5,692                    *
Corp.

SPT                                        $700,00                    *                   3,984                    *

Unifi, Inc. Profit Sharing           $     335,000                    *                   1,906                    *
Plan and Trust

United Food and                      $     900,000                    *                   5,122                    *
Commercial Workers Local
1262 and Employees
Pension Fund

Univar Corporation                   $     660,000                    *                   3,756                    *

-------------
*       Less than 1%

(1) Assumes conversion of the full amount of Debentures held by such holder at the initial conversion rate of 5.692 shares of Common Stock per $1000 principal amount of Debentures; such conversion rate is subject to adjustment as described under "Description of Debentures -- Conversion of Debentures." Accordingly, the number of shares of Common Stock issuable upon conversion of the Notes may increase or decrease from time to time. Under the terms of the Indenture, fractional shares will not be issued upon conversion of the Notes; cash will be paid in lieu of fractional shares, if any.

(2) Computed in accordance with Rule 13d-3(d)(i) promulgated under the Exchange Act and based upon 71,718,576 shares of Common Stock outstanding as of March 31, 1998, treating as outstanding the number of Conversion Shares shown as being issuable upon the assumed conversion by the named holder of the full amount of such holder's Debentures but not assuming the conversion of the Debentures of any other holder.

                               ------------------

        FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED IN CONNECTION WITH AN INVESTMENT IN THE SECURITIES OFFERED HEREBY, SEE "RISK FACTORS" BEGINNING ON PAGE 7 OF THE PROSPECTUS.

                               ------------------

          THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
            SECURITIES AND EXCHANGE COMMISSION NOR HAS THE SECURITIES
             AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMIS-
                SION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
                 PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY
                             IS A CRIMINAL OFFENSE.

                               ------------------

             The date of this Prospectus Supplement is June 9, 1998.